Exhibit 99.1

Willdan Group Reports

Third Quarter 2019 Results

Investment Community Conference Call Today at 5:30 p.m. Eastern Time

ANAHEIM, Calif. – October 30, 2019 – Willdan Group, Inc. (“Willdan”) (Nasdaq: WLDN), a provider of professional technical and consulting services, today reported financial results for its third quarter ended September  27, 2019.

Third Quarter 2019 Summary

•	Consolidated contract revenue of $117.5 million, an increase of 64.6%
•	Net revenue of $50.8 million, an increase of 47.1%
•	Net income of $0.4 million, or $0.04 per diluted share
•	Adjusted diluted earnings per share of $0.65, an increase of 16.1%
•	Adjusted EBITDA of $11.6 million, an increase of 64.5%

For the third quarter of 2019, Willdan reported consolidated contract revenue of $117.5 million and net income of $0.4 million, or $0.04 per diluted share.  This compares with consolidated contract revenue of $71.4 million and net income of $3.3 million, or $0.35 per diluted share, for the third quarter of 2018. Current quarter results were adversely impacted by $4.9 million of intangible amortization expense whereas results of third quarter of 2018 were favorably impacted by a $1.5 million fair value adjustment to estimated consideration. For the third quarter of 2019, Net Revenue, defined as revenue, net of subcontractor services and other direct costs (see “Use of Non-GAAP Financial Measures” below), was $50.8 million, up 47.1% compared to the same period in fiscal year 2018.

“We ramped up our pace significantly from Q2, but not up to our expectations,” said Tom Brisbin, Willdan’s Chairman and Chief Executive Officer.  “In Q3, Adjusted EBITDA increased 53% sequentially from Q2.  We expect to continue ramping up our business throughout the fourth quarter.  We also continue to advance in the procurements from investor owned utilities (IOU’s) in California and have been down selected for every program we have proposed on.  The industry is quickly evolving from historic lighting measures toward more heating/cooling, building management, energy storage, and renewable generation for commercial and industrial customers.  The capabilities that we have assembled positions us well against our competition for the deeper energy conservation measures that our customers are requesting.  We are also very pleased that Energy and Environmental Economics, Inc. (E3), a prominent energy analysis and strategy consulting firm, has just joined Willdan” (please see E3 press release for more information).

Third Quarter 2019 Financial Highlights

Consolidated contract revenue for the third quarter of 2019 was $117.5 million, an increase of 64.6% from $71.4 million for the third quarter of 2018.  Contract revenue for the Energy segment was $97.9 million for the third quarter of 2019, an increase of 95.5% from the third quarter of 2018, which was primarily due to incremental revenue from the acquisitions of Lime Energy Co. (“Lime Energy”), The Weidt Group Inc. (“The Weidt Group”), and Onsite Energy (“Onsite Energy”), collectively referred to as “the acquisitions”. Contract revenue for the Engineering and Consulting segment was $19.6 million, a decrease of 8.2% from the third quarter of 2018, primarily due to lower subcontracted revenue.

Net Revenue for the third quarter of 2019 was $50.8 million, an increase of 47.1% from $34.5 million for the third quarter of 2018.  The increase was primarily due to incremental revenue from the acquisitions.  Net Revenue in the Energy segment was $36.4 million for the third quarter of 2019, an increase of 80.7% over the same period last year.  Net Revenue in the Engineering and Consulting segment was $14.4 million for the third quarter of 2019, which remained consistent with same period last year.

Direct costs of contract revenue were $82.8 million for the third quarter of 2019, an increase of 72.3%, from $48.1 million for the third quarter of 2018.  The increase was primarily related to incremental direct costs from the acquisition.

Total general and administrative expense for the third quarter of 2019 was $33.4 million, an increase of 81.4% from $18.4 million for the third quarter of 2018, driven primarily by increased costs related to personnel and amortization expenses as a result of our recent acquisitions coupled with increases in general and administrative expenses associated with such acquisitions.

Interest expense was $1.3 million for the third quarter of 2019, compared to $22,000 for the third quarter of 2018. The increase in interest expense was primarily attributable to debt incurred in the fourth quarter of 2018 to finance the acquisition of Lime Energy.

We recorded an income tax benefit of $0.4 million in the third quarter of 2019, compared to income tax expense of $1.6 million for the prior year period. The income tax benefit recorded for the third quarter of 2019 was primarily attributable to various tax deductions and tax credits.

Net income for the third quarter of 2019 was $0.4 million, or $0.04 per diluted share, as compared to net income of $3.3 million, or $0.35 per diluted share, for the third quarter of 2018.  The decrease in operating performance was primarily driven by higher intangible amortization.  Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the third quarter of 2019 was $7.6 million, or $0.65 per diluted share, as compared to Adjusted Net Income of $5.4 million, or $0.56 per diluted share, for the third quarter of 2018.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $11.6 million for the third quarter of 2019, an increase of 63.3% from $7.1 million for the third quarter of 2018.

Nine Months 2019 Financial Highlights

Consolidated contract revenue for the nine months ended September  27, 2019 was $313.7 million, an increase of 68.8% from $185.8 million for the nine months ended September  28, 2018.  Contract revenue for the Energy segment was $257.9 million for the nine months ended September 27, 2019, an increase of 99.7%, which was primarily due to incremental revenue from the acquisitions. Contract revenue for the Engineering and Consulting segment was $55.8 million, a decrease of 1.6% from the nine months ended September 28, 2018.

Net Revenue for the nine months ended September 27, 2019 was $138.4 million, an increase of 39.3% from $99.4 million for the nine months ended September 28, 2018. The increase was primarily due to incremental revenue from the acquisitions.  Net Revenue in the Energy segment was $95.8 million for the nine months ended September 27, 2019, an increase of 68.8% over the same period last year.  Net Revenue in the Engineering and Consulting segment was $42.7 million for the nine months ended September 27, 2019, which remained consistent with the same period last year.

Direct costs of contract revenue were $221.9 million for the nine months ended September 27, 2019, an increase of 85.2%, from $119.8 million for the nine months ended September 28, 2018.  The increase was primarily as a result of the increased use of subcontractors and higher material content in projects associated with the acquisitions.

Total general and administrative expenses for the nine months ended September 27, 2019 was $87.9 million, an increase of 60.1% from $54.9 million for the nine months ended September 28, 2018, driven primarily by increased costs related to personnel, facilities, depreciation and amortization expenses as a result of our recent acquisitions.

Interest expense was $3.6 million for the nine months ended September 27, 2019, compared with $75,000 for the nine months ended September 28, 2018. The increase in interest expense was primarily attributable to debt incurred in the fourth quarter of 2018 to finance the acquisition of Lime Energy.

We recorded an income tax benefit of $1.4 million for the nine months ended September  27, 2019, compared to income tax expense of $2.2 million for the prior year period.  The income tax benefit recorded for the nine months ended September  27, 2019 was primarily attributable to various tax deductions and tax credits.

Net income for the nine months ended September 27, 2019 was $1.6 million, or $0.14 per diluted share, as compared to net income of $8.8 million, or $0.95 per diluted share, for the nine months ended September 28, 2018. The decrease in operating performance was primarily driven by higher intangible amortization. Adjusted Net Income (see “Use of Non-GAAP Financial Measures” below) for the nine months ended September 27, 2019 was $15.2 million, or $1.30 per diluted share, as compared to Adjusted Net Income of $14.5 million, or $1.56 per diluted share, for the nine months ended September 28, 2018.

Adjusted EBITDA (see “Use of Non-GAAP Financial Measures” below) was $23.9 million for the nine months ended September 27, 2019, compared to $18.8 million for the nine months ended September 28, 2018.

Balance Sheet

Willdan reported $52.0 million in accounts receivable, net at September 27, 2019, as compared to $61.3 million at December 28, 2018. The change in accounts receivable, net was primarily driven by increased revenues offset by the timing of collections.    Cash flow from operations was $8.3 million during the nine months of 2019, compared with $11.6 million during the nine months of 2018.

Financial Targets

Willdan has updated its financial targets for fiscal 2019 to the following:

•	Net Revenue* of $185 to $205 million
•	Adjusted Diluted EPS* of $2.10 - $2.25
•	Effective tax rate of approximately 24%
•	Diluted share count of 11.9 million shares
•	Depreciation of approximately $3.7 million
•	Amortization of approximately $12.0 million
•	Stock-based compensation of approximately $11.9 million
•	Interest expense of approximately $5.1 million

*See “Use of Non-GAAP Financial Measures” below.

The financial targets above do not include the effects of any transaction(s) that have not been completed as of the date of this press release. Over the long-term, Willdan continues to target both organic and acquisitive Net Revenue growth of greater than 10%, resulting in total Net Revenue growth of greater than 20% per year.

Conference Call Details and Investor Report

Chief Executive Officer Thomas Brisbin and Chief Financial Officer Stacy McLaughlin will host a conference call today, October 30, 2019, at 5:30 p.m. Eastern/2:30 p.m. Pacific to discuss Willdan’s financial results and provide a business update.

Interested parties may participate in the conference call by dialing 888-204-4368 and providing conference ID 1662579.  The conference call will be webcast simultaneously on Willdan’s website at www.willdan.com under and the replay will be archived for at least 12 months.

The telephonic replay of the conference call may be accessed following the call by dialing 888-203-1112 and entering the passcode 1662579.  The replay will be available through November 13, 2019.

An Investor Report containing supplemental financial information can also be accessed on the home page of Willdan’s investor relations website.

About Willdan Group, Inc.

Willdan is a nationwide provider of professional technical and consulting services to utilities, government agencies, and private industry. Willdan’s service offerings span a broad set of complementary disciplines that include electric grid solutions, energy efficiency and sustainability, engineering and planning, and municipal financial consulting. For additional information, visit Willdan's website at www.willdan.com.

Use of Non-GAAP Financial Measures

“Net Revenue,” defined as contract revenue as reported in accordance with GAAP minus subcontractor services and other direct costs, is a non-GAAP financial measure, Net Revenue is a supplemental measure that Willdan believes enhances investors’ ability to analyze Willdan’s business trends and performance because it substantially measures the work performed by Willdan’s employees. In the course of providing services, Willdan routinely subcontracts various services. Generally, these subcontractor services and other direct costs are passed through to Willdan’s clients and, in accordance with U.S. generally accepted accounting principles (“GAAP”) and industry practice, are included in Willdan’s revenue when it is Willdan’s contractual responsibility to procure or manage such subcontracted activities. Because subcontractor services and other direct costs can vary significantly from project to project and period to period, changes in revenue may not necessarily be indicative of Willdan’s business trends. Accordingly, Willdan segregates subcontractor services and other direct costs from revenue to promote a better understanding of Willdan’s business by evaluating revenue exclusive of subcontract services and other direct costs associated with external service providers. A reconciliation of Willdan’s contract revenue as reported in accordance with GAAP to Net Revenue is provided at the end of this press release. A reconciliation of targeted contract revenue for 2019 as reported in accordance with GAAP to targeted Net Revenues for fiscal 2019, which is a forward-looking non-GAAP financial measure, is not provided because Willdan is unable to provide such reconciliation without unreasonable effort. The inability to provide a reconciliation is due to the uncertainty and inherent difficulty of predicting the subcontractor services and other director costs that are subtracted from contract revenues in order to derive Net Revenues. While subcontractor costs have increased recently, subcontractor costs can vary significantly from period to period.  We expect that subcontractor costs will be higher for the remainder of fiscal 2019 compared to fiscal 2018 as a result of our recent acquisitions and the shift in projects in our Energy segment. For recent periods, subcontractor costs and other direct costs have been 48.7% of contract revenue for fiscal year 2018 and 55.9% and 46.5% of contract revenue for the nine months ended September  27, 2019 and September 29, 2018, respectively.

“Adjusted EBITDA,” defined as net income plus interest expense, income tax expense, stock-based compensation, interest accretion, depreciation and amortization, transaction costs and gain on sale of equipment, is a non-GAAP financial measure.  Adjusted EBITDA is a supplemental measure used by Willdan’s management to measure Willdan’s operating performance. Willdan believes Adjusted EBITDA is useful because it allows Willdan’s management to evaluate its operating performance and compare the results of its operations from period to period and against its peers without regard to its financing methods, capital structure and non-operating expenses. Willdan uses Adjusted EBITDA to evaluate its performance for, among other things, budgeting, forecasting and incentive compensation purposes.

Certain items excluded from Adjusted EBITDA are significant components in understanding and assessing a company’s financial performance, such as a company’s costs of capital, stock-based compensation, as well as the historical costs of depreciable assets. A reconciliation of net income as reported in accordance with GAAP to Adjusted EBITDA is provided at the end of this press release.

“Adjusted Net Income,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, each net of tax, is a non-GAAP financial measure.

“Adjusted Diluted EPS,” defined as net income plus stock-based compensation, intangible amortization and transaction costs, each net of tax, all divided by the diluted weighted-average shares outstanding, is a non-GAAP financial measure. Adjusted Net Income and Adjusted Diluted EPS are supplemental measures used by Willdan’s management to measure its operating performance. Willdan believes Adjusted Net Income and Adjusted Diluted EPS are useful because they allow Willdan’s management to more closely evaluate and explain the operating results of Willdan’s business by removing certain non-operating expenses. Reconciliations of net income as reported in accordance with GAAP to Adjusted Net Income and diluted EPS as reported in accordance with GAAP to Adjusted Diluted EPS are provided at the end of this press release.

Willdan’s definitions of Net Revenue, Adjusted EBITDA, Adjusted Net Income and Adjusted Diluted EPS have limitations as analytical tools and may differ from other companies reporting similarly named measures or from similarly named measures Willdan has reported in prior periods. These measures should be considered in addition to, and not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP, such as contract revenue, net income and diluted EPS.

Forward Looking Statements

Statements in this press release that are not purely historical, including statements regarding Willdan’s intentions, hopes, beliefs, expectations, representations, projections, estimates, plans or predictions of the future are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including statements regarding Willdan’s targets for fiscal year 2019, Willdan’s ability to capitalize on increased energy efficiency spending in large markets and expected benefits from the acquisitions.   All statements other than statements of historical fact included in this press release are forward-looking statements. These forward-looking statements involve risks and uncertainties including, but not limited to, the risk that Willdan will not be able to expand its services or meet the needs of customers in markets in which it operates. It is important to note that Willdan’s actual results could differ materially from those in any such forward-looking statements. Important factors that could cause actual results to differ materially from its expectations include, but are not limited to,  Willdan’s ability to adequately complete projects in a timely manner, Willdan’s ability to compete successfully in the highly competitive energy services market, changes in state, local and regional economies and government budgets, Willdan’s ability to win new contracts, to renew existing contracts (including with its three primary customers and the two primary customers of Lime Energy) and to compete effectively for contracts awarded through bidding processes, Willdan’s ability to successfully integrate its acquisitions, including its acquisitions of Lime Energy,  The Weidt Group and Onsite Energy Corporation and execute on its growth strategy, Willdan’s ability to make principal and interest payments as they come due and comply with financial and other covenants in its credit agreement, and Willdan’s ability to obtain financing and to refinance its outstanding debt as it matures.

The above is not a complete list of factors or events that could cause actual results to differ from Willdan’s expectations, and Willdan cannot predict all of them. All written and oral forward-looking statements attributable to Willdan, or persons acting on its behalf, are expressly qualified in their entirety by the cautionary statements and risk factors disclosed from time to time in Willdan’s reports filed with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K filed for the year ended December 28, 2018, as such disclosures may be amended, supplemented or superseded from time to time by other reports Willdan files with the Securities and Exchange Commission, including subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Willdan cautions investors not to place undue reliance on the forward-looking statements contained in this press release. Willdan disclaims any obligation to, and does not undertake to, update or revise any forward-looking statements in this press release.

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value)

(Unaudited)

	September 27,	December 28,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$—	$15,259
Accounts receivable, net of allowance for doubtful accounts of $555 and $442 at September 27, 2019 and December 28, 2018, respectively	51,960	61,346
Contract assets	86,676	51,851
Other receivables	4,934	1,893
Prepaid expenses and other current assets	4,817	5,745
Total current assets	148,387	136,094
Equipment and leasehold improvements, net	11,690	7,998
Goodwill	103,090	97,748
Right-of-use assets	12,767	—
Other intangible assets, net	68,808	44,364
Other assets	9,771	3,311
Deferred income taxes, net	8,099	12,321
Total assets	$362,612	$301,836
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$34,254	$36,829
Accrued liabilities	45,937	37,401
Contingent consideration payable	1,573	3,113
Contract liabilities	5,938	5,075
Notes payable	8,220	8,572
Finance lease obligations	529	320
Lease liability	4,194	—
Total current liabilities	100,645	91,310
Contingent consideration payable	1,235	1,616
Notes payable	95,062	63,139
Finance lease obligations, less current portion	230	224
Lease liability, less current portion	9,726	—
Deferred lease obligations	—	724
Other noncurrent liabilities	683	534
Total liabilities	207,581	157,547

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 40,000 shares authorized; 11,317 and 10,968 shares issued and outstanding at September 27, 2019 and December 28, 2018, respectively	113	110
Additional paid-in capital	123,588	114,008
Accumulated other comprehensive loss	(480)	—
Retained earnings	31,810	30,171
Total stockholders’ equity	155,031	144,289
Total liabilities and stockholders’ equity	$362,612	$301,836

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2019	2018	2019	2018

Contract revenue	$117,494	$71,386	$313,683	$185,814

Direct costs of contract revenue (inclusive of directly related depreciation and amortization):
Salaries and wages	16,145	11,233	46,679	33,358
Subcontractor services and other direct costs	66,677	36,840	175,248	86,453
Total direct costs of contract revenue	82,822	48,073	221,927	119,811

General and administrative expenses:
Salaries and wages, payroll taxes and employee benefits	15,761	11,125	46,167	31,875
Facilities and facility related	2,250	1,492	6,069	4,087
Stock-based compensation	4,107	1,705	8,148	4,431
Depreciation and amortization	5,788	1,117	11,308	3,292
Other	5,471	2,961	16,230	11,226
Total general and administrative expenses	33,377	18,400	87,922	54,911
Income from operations	1,295	4,913	3,834	11,092

Other income (expense):
Interest expense, net	(1,257)	(22)	(3,599)	(75)
Other, net	2	17	31	36
Total other expense, net	(1,255)	(5)	(3,568)	(39)
Income before income taxes	40	4,908	266	11,053

Income tax (benefit) expense	(376)	1,597	(1,373)	2,224
Net income	$416	$3,311	$1,639	$8,829

Other comprehensive income:
Net unrealized loss on derivative contracts	$(42)	$—	$(480)	$—
Comprehensive income	$374	$3,311	$1,159	$8,829

Earnings per share:
Basic	$0.04	$0.37	$0.15	$1.00
Diluted	$0.04	$0.35	$0.14	$0.95

Weighted-average shares outstanding:
Basic	11,217	8,844	11,097	8,798
Diluted	11,789	9,343	11,714	9,283

WILLDAN GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Nine Months Ended
	September 27,	September 28,
	2019	2018
Cash flows from operating activities:
Net income	$1,639	$8,829
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	11,624	3,391
Deferred income taxes, net	(285)	(1,460)
Gain on sale/disposal of equipment	(5)	(17)
Provision for doubtful accounts	256	317
Stock-based compensation	8,148	4,431
Accretion and fair value adjustments of contingent consideration	(540)	(713)
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	13,491	19,492
Contract assets	(20,221)	(18,252)
Other receivables	(3,004)	1,518
Prepaid expenses and other current assets	1,060	78
Other assets	(336)	(78)
Accounts payable	(5,836)	(1,960)
Accrued liabilities	1,164	(1,672)
Contract liabilities	705	(2,320)
Deferred lease obligations	—	(15)
Right-of-use assets	429	—
Net cash provided by operating activities	8,289	11,569
Cash flows from investing activities:
Purchase of equipment and leasehold improvements	(5,636)	(720)
Proceeds from sale of equipment	45	41
Cash paid for acquisitions, net of cash acquired	(46,539)	(2,994)
Net cash used in investing activities	(52,130)	(3,673)
Cash flows from financing activities:
Change in excess of outstanding checks over bank balance	(1,514)	—
Payments on contingent consideration	(1,381)	(3,768)
Payments on notes payable	(1,371)	(383)
Payments on debt issuance costs	(749)	—
Borrowings under term loan facility and line of credit	105,000	—
Repayments under term loan facility and line of credit	(72,500)	(2,500)
Principal payments on finance leases	(338)	(321)
Proceeds from stock option exercise	858	476
Proceeds from sales of common stock under employee stock purchase plan	1,740	1,299
Shares used to pay taxes on stock grants	(2,862)	(442)
Proceeds from unregistered sales of equity	1,699	—
Net cash provided by (used in) financing activities	28,582	(5,639)
Net increase (decrease) in cash and cash equivalents	(15,259)	2,257
Cash and cash equivalents at beginning of period	15,259	14,424
Cash and cash equivalents at end of period	$—	$16,681
Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$3,314	$75
Income taxes	2,247	2,061
Supplemental disclosures of noncash investing and financing activities:
Loss on cash flow hedge valuations, net of tax	(480)	—
Contingent consideration related to business acquisitions	—	943
Other working capital adjustment	—	698
Other payable for working capital adjustment	—	281

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Revenue to Net Revenue

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
Consolidated	2019	2018	2019	2018
Contract revenue	$117,494	$71,386	$313,683	$185,814
Subcontractor services and other direct costs	66,677	36,840	175,248	86,453
Net Revenue	$50,817	$34,546	$138,435	$99,362

Energy segment
Contract revenue	$97,934	$50,085	$257,910	$129,143
Subcontractor services and other direct costs	61,499	29,919	162,152	72,413
Net Revenue	$36,435	$20,166	$95,758	$56,730

Engineering and Consulting segment
Contract revenue	$19,560	$21,301	$55,773	$56,671
Subcontractor services and other direct costs	5,178	6,921	13,095	14,039
Net Revenue	$14,382	$14,380	$42,677	$42,632

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted EBITDA

(in thousands)

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2019	2018	2019	2018
Net income	$416	$3,311	$1,639	$8,829
Interest expense	1,257	22	3,599	75
Income tax expense (benefit)	(376)	1,597	(1,373)	2,224
Stock-based compensation	4,107	1,705	8,148	4,431
Interest accretion(1)	87	(1,335)	(540)	(713)
Depreciation and amortization	5,912	1,148	11,624	3,391
Transaction costs(2)	225	621	785	621
(Gain) Loss on sale of equipment	3	—	(5)	(14)
Adjusted EBITDA	$11,631	$7,069	$23,877	$18,844

(1)	Interest accretion represents the imputed interest and fair value adjustments to estimated contingent consideration.
(2)	Transaction costs represents acquisition and acquisition related costs.

Willdan Group, Inc. and Subsidiaries

Reconciliation of GAAP Net Income to Adjusted Net Income and Adjusted Diluted EPS

(in thousands, except per share amounts)

(Non-GAAP Measure)

	Three Months Ended		Nine Months Ended
	September 27,	September 28,	September 27,	September 28,
	2019	2018	2019	2018
Net income	$416	$3,311	$1,639	$8,829
Adjustment for stock-based compensation	4,107	1,705	8,148	4,431
Tax effect of stock-based compensation	(886)	(555)	(1,956)	(892)
Adjustment for intangible amortization	4,854	748	8,930	2,148
Tax effect of intangible amortization	(1,025)	(243)	(2,143)	(464)
Adjustment for transaction costs	225	621	785	621
Tax effect of transaction costs	(48)	(202)	(188)	(202)
Adjusted Net Income	$7,643	$5,385	$15,215	$14,471

Diluted weighted-average shares outstanding	11,789	9,343	11,714	9,283

Diluted earnings per share	$0.04	$0.35	$0.14	$0.95
Impact of adjustment:
Stock-based compensation per share	0.35	0.18	0.70	0.48
Tax effect of stock-based compensation per share	(0.08)	(0.06)	(0.17)	(0.10)
Intangible amortization per share	0.41	0.08	0.76	0.23
Tax effect of intangible amortization per share	(0.09)	(0.03)	(0.18)	(0.05)
Transaction costs per share	0.02	0.07	0.07	0.07
Tax effect of transaction costs per share	—	(0.03)	(0.02)	(0.02)
Adjusted Diluted EPS	$0.65	$0.56	$1.30	$1.56

Willdan Group, Inc. and Subsidiaries

Reconciliation of Diluted EPS to Adjusted Diluted EPS Target

(in thousands, except per share amounts)

(Non-GAAP Measure)

	2019 Target
	High	Low
Net income	$8,625	$6,750
Adjustment for stock-based compensation	11,900	11,900
Tax effect of stock-based compensation	(2,868)	(2,868)
Adjustment for intangible amortization	12,000	12,000
Tax effect of intangible amortization	(2,892)	(2,892)
Adjustment for transaction costs	—	—
Tax effect of transaction costs	—	—
Adjusted Net Income	$26,765	$24,890

Diluted weighted-average shares outstanding	11,900	11,900

Diluted earnings per share	$0.72	$0.57
Impact of adjustment:
Stock-based compensation per share	1.00	1.00
Tax effect of stock-based compensation per share	(0.24)	(0.24)
Intangible amortization per share	1.01	1.01
Tax effect of intangible amortization per share	(0.24)	(0.24)
Transaction costs per share	—	—
Tax effect of transaction costs per share	—	—
Adjusted Diluted EPS	$2.25	$2.10

Contact:

Willdan Group, Inc.

Stacy McLaughlin

Chief Financial Officer

Tel: 714-940-6300

smclaughlin@willdan.com

Or

Investor/Media Contact

Financial Profiles, Inc.

Tony Rossi

Tel: 310-622-8221

trossi@finprofiles.com